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                                                                    EXHIBIT 99.5


DATE:

TO:               1~

FROM:             Terry Tirey

RE:               Notice of Non-Employee Director Automatic Option Grant

                  Pursuant to the automatic grant program, you were granted an option (the "Option") to purchase shares of the common stock ("Common Stock") of Komag, Incorporated (the "Corporation") as follows:

                  Grant Date:  2~

                  Type of Option:  Non-Statutory Stock Option

                  Option Price Per Share:  3~

                  Number of Option Shares:  4~ shares

                  Expiration Date of Option:  5~

                  Optionee understands that the Option is granted subject to and in accordance with the terms and conditions of the Komag, Incorporated Restated 1987 Stock Option Plan (the "Plan") governing automatic option grants to non-employee directors and hereby agrees to be bound by such terms and conditions and the provisions of the Stock Option Agreement attached hereto as Exhibit A which evidences such grant.

                  Optionee hereby acknowledges receipt of a copy of the Plan prospectus.

KOMAG, INCORPORATED


By: _______________________             Optionee: ___________________________
         Vice President                       1~

Date: _____________________             Date:    ____________________________

                                        Address:    _________________________

                                                    _________________________


Note:  Exhibit A must be attached.